Exhibit 8.1

DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.dlapiper.com

T 410.580.3000
F 410.580.3001

April 23, 2012

APMEX Physical - 1 oz. Gold Redeemable Trust
100 University Avenue
Suite 900, North Tower
Toronto, Ontario M5J 2Y1

Re           APMEX Physical - 1 oz. Gold Redeemable Trust

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to APMEX Physical - 1 oz. Gold Redeemable Trust (the “Trust”) and the holders of units of the Trust.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Trust on Form F-1 (File No. 333-178745) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”).  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Trust.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors,” and “Tax Considerations” therein, we hereby confirm that the opinions of DLA Piper LLP (US) with respect to United States federal income tax matters are those opinions attributed to DLA Piper LLP (US) expressed in the Registration Statement under the caption “Tax Considerations.”  It is our further opinion that the tax discussion set forth under the captions “The Offering— Certain U.S. Federal Income Tax Considerations”, “Risk Factors— The Trust could be classified as a grantor trust (and not a foreign corporation) for U.S. federal income tax purposes, which would mean that a unitholder selling its units would be treated for U.S. income tax purposes as selling a pro rata share of the Trust assets with the result that the portion of the gain that is attributable to the deemed sale of 1 oz. gold coins held by the Trust would be subject to U.S. federal income tax at the rate applicable to collectibles (with a maximum standard long-term capital gain tax rate of 28% for collectibles held for more than one year)”, “Risk Factors— The Trust expects to be a PFIC, which may result in certain adverse U.S. federal income tax consequences to U.S. Holders of units who do not make a QEF election”, “Risk Factors— A U.S. Holder that makes a QEF election with respect to its units may be required to include amounts in income for U.S. federal income tax purposes without the receipt of cash”, “Risk Factors— Sales of 1 oz. gold coins by the Trust and redemptions by other Unitholders may increase the tax basis of units held by a U.S. Holder that makes a QEF election, thereby affecting the amount and character of gain or loss recognized by the U.S. Holder when the U.S. Holder sells or redeems its units”, “Risk Factors— The U.S. Treasury has the authority to issue regulations applying the 28% tax rate to gain from the sale or exchange of interests in a QEF which is attributable to unrealized appreciation in the value of collectibles, and could increase the U.S. federal income tax liability of unitholders”, “Risk Factors— An IRA unitholder that receives 1 oz. gold coins which constitute non-excluded “collectibles” will be treated as having made a taxable distribution” and “Tax Considerations— U.S. Federal Income Tax Considerations” in the Registration Statement accurately states in all material respects our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law authority, all as they exist as of the date hereof and any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Tax Considerations—U.S. Federal Income Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)